Exhibit 2.5

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

In re:	)	Chapter 11
)
ATA AIRLINES, INC.	)	Case No. 08-03675-BHL-11
)
Debtor	)

ORDER CONFIRMING FIRST AMENDED

CHAPTER 11 PLAN OF THE DEBTOR

The Court has considered the First Amended Chapter 11 Plan of the Debtor dated February 3, 2009, and all amendments, modifications, and supplements thereto (collectively, the “Plan”), filed by ATA Airlines, Inc. (the “Debtor”).(1) A copy of the Plan is attached hereto as

(1)           References to the Debtor in this Order shall be deemed to refer to the Debtor in this bankruptcy case to the extent the context of such reference applies to a time period before the Effective Date, and shall refer to the Debtor as reorganized to the extent the context of such reference applies to a time period on or after the Effective Date.

Exhibit A.(2) Based on the evidence presented (including the witness testimony and the entire record in this chapter 11 case), the arguments and representations of counsel, and the Findings of Fact and Conclusions of Law entered contemporaneously with this Order, the Court has determined that the Plan satisfies the applicable provisions of the Bankruptcy Code, and should therefore be confirmed.  Accordingly, it is ORDERED:

A.            Confirmation of the Plan and Approval of Plan Documents

1.             The Plan is CONFIRMED in its entirety, and all of the terms and conditions contained in the Plan are APPROVED.

2.             The Plan Trust Agreement, the Unsecured Creditor Trust Agreement, the Purchase Agreement, the Plan Documents, and such other certificates, documents, and instruments that may be necessary or appropriate to effectuate the Plan and transactions contemplated thereby (collectively, the “Plan Transaction Documents”), and the terms and conditions thereof, are APPROVED.  The Debtor and the non-debtor parties to the Plan Transaction Documents are authorized to modify the Plan Transaction Documents without further order of the Court to the extent necessary to correct typographical, grammatical, and other errors and to make any changes required or appropriate to implement, effectuate, and consummate the Plan, the Plan Transaction Documents, the terms of this Order, and the transactions respectively contemplated thereby.  The Debtor and the non-debtor parties to the Plan Transaction Documents are authorized to execute and deliver the Plan Transaction Documents as required and directed by the Plan.  On and after the Effective Date and as executed by the Debtor, the terms and conditions of the Plan Transaction Documents shall be effective and

(2)           Capitalized terms not defined in this Order have the meanings ascribed to them in the Plan.  If a capitalized term is not defined in either this Order or the Plan, then it has the meaning prescribed in the Bankruptcy Code or Bankruptcy Rules, whichever is applicable.  If there is any direct conflict between the terms of the Plan and the terms of this Order, the terms of this Order control.

enforceable as provided for therein.

3.             All objections to confirmation of the Plan not withdrawn or otherwise resolved at or before the confirmation hearing are expressly overruled.

B.            Effects of Confirmation of the Plan

4.             The provisions of the Plan and this Order are binding on the Debtor and each Creditor, Interestholder, any interested party in the Bankruptcy Case, and any other Person and their respective agents, heirs, successors, and assigns, regardless of whether such party voted to accept the Plan.

5.             On entry of this Order, the Debtor and its directors, officers, agents, and attorneys, along with the parties to the Plan Transaction Documents, are authorized to (a) effect any and all transactions contemplated or required by the Plan and (b) on and after the Effective Date, take all necessary and appropriate steps and corporate action to implement the terms of the Plan and the Plan Transaction Documents, regardless of whether such actions are specifically referred to in the Plan or the Plan Transaction Documents, without the need for further shareholder, director, officer, or any other corporate approvals, or further order of the Court.

6.             Except as otherwise provided by the Plan or this Order, the rights granted in the Plan and the treatment of Claims and Equity Interests are in exchange for, and in complete satisfaction, discharge, and release of, all Claims of any nature whatsoever against the Debtor, the Estate, and the Estate Property (including the Retained Assets, the Plan Trust Assets, and the Unsecured Creditor Trust Assets) and termination of all Equity Interests, whether such Claims arose before or during the Bankruptcy Case or in connection with implementation of the Plan.  Except as otherwise provided in the Plan or this Order, on the Effective Date, (a) the Debtor, the Reorganized Debtor, and New ATA are discharged and released from any and all Claims, or other debts, including demands and liabilities that arose before the Effective Date, and all debts of the kind specified in 11 U.S.C. §§ 502(g), 502(h), and 502(i), regardless of whether:  (i) a proof of claim based on such debt is filed or deemed filed under 11 U.S.C. § 501; (ii) a Claim based on such debt is allowed under 11 U.S.C. § 502; or (iii) the holder of a Claim based on such debt has accepted the Plan, and (b) all Equity Interests and other rights of Equity Interests in the Debtor shall be terminated, except for the New Equity Interest and New Membership Interest as expressly provided in the Plan.  Except as expressly provided in the Plan or this Order, this Order is a judicial determination of a discharge of all Claims against, and other liabilities of, the Debtor arising before the Effective Date.  In accordance with 11 U.S.C. § 524, except as otherwise provided in this Order, the discharge in this Order voids any judgment rendered against the Debtor at any time obtained (to the extent it relates to a discharged Claim), and operates as an injunction against the prosecution of any action against the Debtor, the Reorganized Debtor, New ATA, the Retained Assets, the Estate Property, the Plan Trust Assets and/or the Unsecured Creditor Trust Assets (to the extent such action related to a discharged Claim).

7.             Except as otherwise provided in the Plan, this Order, or separate Final Order, any and all injunctions or automatic stays provided for in the Bankruptcy Case under 11 U.S.C. §§ 105 and 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect through the Effective Date.

8.             Except as otherwise provided in the Plan or this Order, on and after the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged, or an Equity Interest or other right of an equity security holder that is terminated under the Plan, are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts, liabilities, or terminated Equity Interests or rights:

(a)           commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Debtor, the Estate, the Reorganized Debtor, New ATA, the Plan Trust, the Unsecured Creditor Trust, the Estate Property, the Plan Trust Assets, the Unsecured Creditor Trust Assets, and the Retained Assets (including, all suits, actions, and proceedings that are pending on the Effective Date, which shall be deemed withdrawn and dismissed with prejudice);

(b)           enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, New ATA, the Plan Trust, the Unsecured Creditor Trust, the Reorganized Debtor, and their respective property and assets, including, without limitation, the Estate Property, the Plan Trust Assets, the Unsecured Creditor Trust Assets, and the Retained Assets;

(c)           creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtor, the Estate, the Reorganized Debtor, New ATA, the Plan Trust, the Unsecured Creditor Trust, the Estate Property, the Plan Trust Assets, the Unsecured Creditor Trust Assets, and the Retained Assets;

(d)           asserting any subrogation or recoupment right of any kind, whether directly or indirectly, against any obligation due the Debtor, the Estate, the Reorganized Debtor, New ATA, the Plan Trust, the Unsecured Creditor Trust, the Estate Property, the Plan Trust Assets, the Unsecured Creditor Trust Assets, and the Retained Assets; and

(e)           commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

C.            Provisions Related to Executory Contracts

9.             Because the Debtor did not identify any Executory Contracts in the Schedule of Assumed Executory Contracts, the Debtor is deemed not to have assumed any Executory Contracts pursuant to Section 5.1 of the Plan, the Purchase Agreement, or otherwise.

10.           All Executory Contracts of the Debtor are rejected as of the Effective Date, and such Executory Contracts shall no longer represent the binding obligations of the Debtor after the Effective Date.

11.           Notwithstanding anything to the contrary in the Plan or this Order, as of the Confirmation Date, all CBAs with any of the Unions are deemed terminated, extinguished, and rejected under 11 U.S.C. §§ 365(a) and 1113(a), and are of no further force and effect.  This Order constitutes final approval of the stipulated termination, extinguishment, and rejection of the CBAs, and no rejection damages Claim shall arise from the stipulated termination, extinguishment, and rejection of any CBA.

D.            Matters Relating to Implementation of the Plan

Approval of the Global Settlement

12.           Pursuant to section 6.10 of the Plan, the terms and conditions of the settlement and compromise contained in the ATA Labor Settlement Agreement and the Plan Term Sheet, which are incorporated in, and implemented pursuant to, the Plan (the “Global Settlement”) are approved in all respects, and the Debtor is authorized to undertake any and all action necessary or appropriate to consummate or effectuate the terms of the Global Settlement under the Plan.

Appointment of the Plan Trustee, the Unsecured Creditor Trustee, and Oversight Committee Members

13.           In accordance with section 6.4 of the Plan, Steven S. Turoff is approved as the Plan Trustee under the Plan, and the terms and conditions of the fee arrangement outlined in the Designation and Disclosure of Plan Trustee (the “Plan Trustee Designation”) governing Mr. Turoff’s compensation as Plan Trustee are approved.  On the Effective Date, Mr. Turoff is authorized, empowered, and directed to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan, the Plan Trust Agreement, and this Order, and the transactions respectively contemplated in those documents, or otherwise perform his duties as Plan Trustee outlined in the Plan Trust Agreement, all in accordance with the terms of the Plan, the Plan Trust Agreement, and this Order.

14.           In accordance with section 6.5 of the Plan, JLL Consultants, Inc. (“JLL”) is approved as the Unsecured Creditor Trustee under the Plan, and the terms and conditions of the fee arrangement outlined in the Designation and Disclosure of Unsecured Creditor Trustee (the “Unsecured Creditor Trustee Designation”) governing JLL’s compensation as Unsecured Creditor Trustee are approved.  On the Effective Date, William Kaye is authorized, empowered, and directed to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan, the Unsecured Creditor Trust Agreement, and this Order, and the transactions respectively contemplated in those documents, or otherwise perform his duties as Unsecured Creditor Trustee outlined in the Unsecured Creditor Trust Agreement, all in accordance with the terms of the Plan, the Unsecured Creditor Trust Agreement, and this Order.

Establishment of the Plan Trust and Unsecured Creditors Trust

15.           At or before the Closing, all necessary parties shall execute the Plan Trust Agreement and the Unsecured Creditor Trust Agreement.

16.           All property of the Debtor comprising the Plan Trust Assets shall be conveyed and transferred to the Plan Trust, free and clear of all interests, Claims, Liens and encumbrances except as provided in sections 4.3(c), 4.4(c), 4.5(c), and 4.6(c) of the Plan.  On the Effective Date, the Plan Trustee shall establish the Plan Trust Account.  Additionally on the Effective Date, the Plan Trustee shall establish the Priority Claims Fund, the Plan Operating Reserve, and the Professional Compensation Claim Fund, all out of Plan Trust Assets.

17.           All property of the Debtor comprising the Unsecured Creditor Trust Assets shall be conveyed and transferred to the Unsecured Creditor Trust, free and clear of all interests, Claims, Liens and encumbrances.  On the Effective Date, the Unsecured Creditor Trustee shall establish the Labor Settlement Account and the Unsecured Creditor Account.  Additionally on the Effective Date, the Unsecured Creditor Trustee shall establish the Labor Settlement Fund by depositing the Labor Settlement Fund into the Labor Settlement Account and shall establish the Unsecured Settlement Fund by depositing the Unsecured Settlement Fund into the Unsecured Creditor Account.

Sale of the New Membership Interest to Southwest Airlines Co.

18.           Under 11 U.S.C. §§ 1129 and 363(b), the Debtor is authorized and directed to consummate the sale transaction described in the Purchase Agreement (the “Sale”), pursuant to and in accordance with the terms and conditions of the Purchase Agreement.

19.           The Debtor is authorized and directed to execute and deliver (and is empowered to perform under, consummate, and implement) the Purchase Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Sale, and to take all further actions as may be reasonably necessary for the purpose of selling, assigning, transferring, granting, conveying and conferring the New Membership Interest to Southwest Airlines Co. (“Southwest”), or as may be necessary or appropriate to consummate the Sale and to perform the obligations contemplated in the Purchase Agreement, including the formation of New ATA and the transfer and conveyance of the Retained Assets to New ATA.

20.           In accordance with Section 6.2(a) of the Plan, the Debtor is authorized and directed to form New ATA as a limited liability company organized under the laws of the State of Delaware.  On the Effective Date, and if the Purchase Agreement is consummated, all property and authorizations comprising the Retained Assets shall be transferred and conveyed to New ATA, free and clear of all Liens, Claims, interests, and encumbrances, or security interests of any kind (collectively, “Encumbrances”).

21.           Under 11 U.S.C. §§ 1129 and 363(f), the New Membership Interest shall be conveyed to Southwest, and consummation of the transactions embodied in the Purchase Agreement shall be, free and clear of all Encumbrances.

22.           Subject to the terms and conditions of the Plan, the Purchase Agreement, and this Order, the transfer of the New Membership Interest to Southwest pursuant to the Purchase Agreement constitutes a legal, valid, and effective transfer of the New Membership Interest, and shall, subject to any regulatory approval(s), vest Southwest with all of the Debtor’s right, title, and interest in and to the New Membership Interest and the Retained Assets free and clear of all Encumbrances.

23.           The consideration provided by Southwest under the Purchase Agreement constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and applicable federal and state law.  Additionally, the consideration to be paid by Southwest under the Purchase Agreement is fair and reasonable and may not be avoided under 11 U.S.C. § 363(n).

24.           Each and every federal, state, and local governmental agency or department is directed to accept any and all documents and instruments necessary to consummate the transactions contemplated in the Purchase Agreement.

25.           If any Person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Encumbrances against the New Membership Interest or Retained Assets has not delivered to the Debtor before the closing of the Sale (in proper form for filing and executed by the appropriate parties) termination statements, instruments of satisfaction, releases of all Encumbrances that the party has concerning New ATA, the New Membership Interest, the Retained Assets, or otherwise, then (a) the Debtor is authorized and directed to execute and file such statements, instruments, releases, and other documents on behalf of the party concerning the New ATA, the New Membership Interest or

Retained Assets and (b) Southwest is authorized to file, register, or record a certified copy of this Order, which shall then constitute conclusive evidence of the release of all Encumbrances against New ATA, the New Membership Interests or Retained Assets.

26.           Subject to the terms and conditions of the Plan, the Purchase Agreement, and this Order, Southwest and New ATA shall have no liability for any debt or other obligation of the Debtor arising under, or related to, the New Membership Interest or Retained Assets.  Without limiting the generality of the foregoing, and except as otherwise specifically provided in the Plan, the Purchase Agreement, or this Order, Southwest and New ATA shall not be liable for any Claims against the Debtor or any of its predecessors or affiliates, and Southwest and New ATA shall have no successor or vicarious liability of any kind or character, whether known or unknown on the closing of the Sale, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtor or any obligations of the Debtor arising before the closing of the Sale.

27.           Except as specified in the Plan, the Purchase Agreement, or this Order, the transfer of the New Membership Interest or Retained Assets pursuant to the Purchase Agreement shall not subject Southwest to any liability with respect to the operation of the Debtor or New ATA, or any other business or operations of the Debtor or New ATA, before the closing of the Sale or by reason of such transfer under the Bankruptcy Code or applicable federal and state law, based, in whole or in part, directly or indirectly, on any theory of law or equity, including any theory of equitable subordination or successor or transferee liability.

28.           The transactions contemplated in the Purchase Agreement are undertaken by Southwest in good faith, as that term is used in 11 U.S.C. § 363(m), and accordingly the reversal or modification on appeal of the authorization provided in this Order to consummate the Sale shall not affect the validity of the Sale to Southwest, unless such authorization is timely stayed pending appeal.  Southwest is a purchaser in good faith of the New Membership Interest, and is entitled to all of the protections afforded by 11 U.S.C. § 363(m).

E.             Miscellaneous Confirmation Provisions

29.           All actions not otherwise previously approved by the Court that the Debtor took or effectuated (a) during the pendency of Bankruptcy Case, (b) in the administration of the Bankruptcy Case, or (c) in the formulation, negotiation, prosecution, or implementation of the Plan are ratified and approved.

30.           The terms and conditions of the releases incorporated in Sections 8.2(a)-(e) of the Plan and the exculpation incorporated in Section 8.3 of the Plan are approved.

31.           This Order is in recordable form, and shall be accepted by any filing or recording officer or authority of any applicable governmental unit for filing and recording purposes without further or additional orders, certifications, or other supporting documents.

32.           The Debtor, the Plan Trustee, the Unsecured Creditor Trustee, and any other Person having duties or responsibilities under the Plan, the Plan Trust Agreement, the Unsecured Creditor Trust Agreement, the Purchase Agreement, or this Order, and their respective directors, officers, general partners, agents, trustees, representatives, and attorneys are specifically authorized, empowered, and directed to take any and all actions necessary or appropriate to implement, effectuate, and consummate the Plan, the Plan Trust Agreement, the Unsecured Creditor Trust Agreement, the Purchase Agreement, and the terms of this Order and the transactions respectively contemplated in those documents, all in accordance with the terms of thereof.

33.           Under 11 U.S.C. § 1146(c), the issuance, transfer, or exchange of a security

(including the New Equity Interest and New Membership Interest), or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.

34.           To the extent that, under applicable nonbankruptcy law, any of the actions contemplated in the Plan would otherwise require the consent or approval of the holders of Equity Interests in the Debtor, or directors, managing members, partners (as applicable) or counter-parties to Executory Contracts, this Order shall constitute such consent or approval, and such actions shall be, and are deemed to have been, taken by unanimous action of the holders of Equity Interests in the Debtor, or directors, managing members, partners (as applicable) or counter-parties to Executory Contracts.

35.           The undertakings and obligations of the Debtor pursuant to the Plan, including its undertakings and/or obligations to make distributions of securities (including the New Equity Interest and New Membership Interest) shall be exempt, pursuant to 11 U.S.C. § 1145, from Section 5 of the Securities Act of 1933 and from any and all federal, state, or local laws requiring the registration of the offer, sale or other distribution of such securities by the Debtor.

36.           As of the Effective Date, the Second Circuit Grievance Litigation, including the Appeal, shall be dismissed with prejudice by the parties thereto.  The Plan Trustee is hereby substituted as the party-in-interest for the Debtor for all purposes in the Second Circuit Grievance Litigation and the Appeal, and is authorized to complete any and all actions necessary, including the filing of papers and pleadings with the appropriate tribunal, to consummate and effect the dismissal with prejudice.  ALPA is directed to join or otherwise assist the Plan Trustee in taking the actions necessary to consummate and effect the dismissal with prejudice.  The parties shall file the papers and pleadings necessary to consummate and effect the dismissal no later than ten days after the Effective Date.

37.           As of the Effective Date, the WARN Adversaries shall be dismissed with prejudice by the parties thereto.  The Plan Trustee is hereby substituted as the party-in-interest for the Debtor for all purposes in the WARN Adversaries, and is authorized to submit orders dismissing the WARN Adversaries with prejudice under Fed. R. Civ. P. 41(a)(2) and Fed. R. Bankr. P. 7041 without further motion and to complete any other actions necessary effect the dismissal with prejudice.  The non-Debtor parties in the WARN Adversaries are directed to join or otherwise assist the Plan Trustee in taking the actions necessary to consummate and effect the dismissal with prejudice.  The parties shall file the papers and pleadings necessary to consummate and effect the dismissal no later than ten days after the Effective Date.

38.           Notwithstanding anything to the contrary contained in this Order or in the Plan (including without limitation Sections 6.7(c), 9.1(iii), and 9.1(iv) of the Plan), the Clearinghouse Receivables (as hereinafter defined) shall be conveyed and transferred to the Plan Trust subject to (and not free and clear of) any valid setoff and recoupment rights of the non-Debtor participants in the Airlines Clearing House, Inc. (the “ACH”) and/or, where applicable, the International Air Transport Association Clearing House (the “IATA Clearing House,” and together with ACH, the “Clearinghouses”) enforceable under applicable law.  In addition, if a filed or scheduled Claim of a non-Debtor Clearinghouse participant against the Debtor that is eligible under applicable non-bankruptcy law to be set off against or recouped from Clearinghouse Receivables owing from such participant is the subject of a timely filed proof of claim or (if it is not the subject of such proof of claim) has been listed in the Debtor’s Schedules of Assets and Liabilities and is not listed as disputed, contingent or unliquidated, such Claim shall (a) constitute an Other Secured Claim pursuant to 11 U.S.C. § 506(a)(1) to the extent of the amount of any valid and enforceable setoff or recoupment and (b) to the extent such Other Secured Claim becomes Allowed, be treated in accordance with Section 4.6 of the Plan; provided, however, nothing in the Plan or this Order shall constitute a release or waiver of any right of the Debtor or Plan Trustee to object to or otherwise challenge any non-Debtor Clearinghouse participant’s Claim or its eligibility for setoff or recoupment under applicable non-bankruptcy law.  For purposes of this Order, the term “Clearinghouse Receivables” means amounts owing to the Debtor from other Clearinghouse participants based on ordinary course transactions (including interline passenger, interline freight, Universal Air Travel Plan, and non-transportation transactions) subject to settlement through the ACH and, where applicable, the IATA Clearing House, pursuant to the agreements governing the Clearinghouses.

39.           Notwithstanding anything to the contrary in the Plan, the Claims of Travelers Casualty and Surety Company of America (“Travelers”) asserted in proof of claim no. 3940 against the Debtor arising in connection with an indemnity agreement and various surety bonds (the “Bonds”) issued by Travelers on behalf of the Debtor to secure the Debtor’s financial obligations to various entities shall (a) constitute an Other Secured Claim under the Plan to the extent of the value of any Estate Property securing such Claim and (b) constitute a Deficiency Claim to the extent the amount of the Claim exceeds the value of any Estate Property securing such Claim, which Claim shall be treated as a General Unsecured Claim under the Plan.  In accordance with Section 4.6(c) of the Plan or as otherwise provided for by law, Travelers shall be entitled to retain any collateral securing its Claim, including the proceeds of a certain letter of credit provided to Travelers as security for the Debtor’s obligation to reimburse Travelers in accordance with the terms of the agreements between the parties or otherwise as provided for by law.  Nothing in this Order shall constitute a waiver or otherwise limit the Debtor’s or Plan Trustee’s rights to (y) object to or challenge any Claim held by Travelers pursuant to the Plan, the Bankruptcy Code, and the Bankruptcy Rules within the applicable deadline, or (z) seek a determination regarding the amount, validity, extent, and priority of any Liens asserted by Travelers, including whether Travelers is entitled to retain its collateral other than as permitted in Section 4.6(c) of the Plan.  Additionally, nothing in the Plan or this Order shall release, compromise, or otherwise affect in any way Travelers’ rights and defenses (including by way of subrogation or any other surety defenses available in law or equity) against any non-Debtor entity or person with respect to any claims raised under the Bonds.

40.           Notwithstanding the Creditor Release described in Article 8 of the Plan, neither the Plan nor this Confirmation Order implements a release of any claim or cause of action (a) that San Antonio Aerospace, L.P. asserts against any aircraft owned by World Airways, Inc., and/or the proceeds thereof and any claims asserted or assertable by San Antonio Aerospace, L.P. against World Airways, Inc. related thereto, in each case in the adversary proceeding styled San Antonio Aerospace, L.P., and Airbase Services, Inc., vs. ATA Airlines, Inc., et al., pending in the Bankruptcy Court under case no. 08-50226, and/or (b) asserted or assertable by San Antonio Aerospace, L.P. against World Airways, Inc. in the arbitration styled San Antonio Aerospace, L.P. vs. World Airways, Inc. — San Antonio, Texas, pending before the American Arbitration Association under case no. 70 181 00581 08.

41.           Notwithstanding any contrary provision of the Plan, the Order Granting National City Bank’s Motion for Relief from Stay (the “Stay Relief Order,” docket no. 365, entered on May 13, 2008) shall remain in full force and effect after the Effective Date, subject to the modifications in subparagraphs (a) and (b) and the reaffirmation in subparagraph (c) below:

(a)           Upon payment or settlement of Letter of Credit (no. SCL012323), the current holdback amount of $150,000 described in Sections 3.3 and 5.2.11 of the Amended and Restated Credit Agreement dated February 27, 2006, as modified (“Credit Agreement”) shall be reduced to $30,000, and National City Bank shall pay the remainder of the holdback to the Debtor or (after the Effective Date) to the Plan Trustee for the benefit of the Plan Trust.

(b)           After the payment or expiration of all outstanding Letters of Credit and payment of any related reimbursable costs, fees, charges and expenses pursuant to the terms of the Credit Agreement, National City Bank shall pay any excess collateral to the Debtor or (after the Effective Date) to the Plan Trustee for the benefit of the Plan Trust.

(c)           The Debtor and the Plan Trustee:

i.              Acknowledge that any commitment to issue or fund additional Letters of Credit has terminated;

ii.             Recognize and reaffirm the Bank’s first priority security interest in and to the “Securities Account” described in the Stay Relief Order to secure all obligations due National City Bank under the Credit Agreement;

iii.            Covenant and agree that the Plan Trustee shall be bound by the terms and conditions of the Credit Agreement until the obligations due National City Bank under the Credit Agreement are paid in full; and

iv.            Covenant and agree that except as expressly modified herein the Credit Agreement remains in full force and effect; provided, however, that other than its rights in the Securities Account, National City Bank shall have no recourse against the Debtor, the Plan Trust or the Plan Trustee for any act or omission relating to the Credit Agreement.

42.           Notwithstanding any contrary provision of the Plan, the Agreed Entry Granting U.S. Bank National Association Relief from the Automatic Stay (the “U.S. Bank Stipulation,” docket no. 355, entered on May 12, 2008) shall remain in full force and effect post-confirmation, subject to the following modifications:

(a)           After the Effective Date, the Chargeback Reports required by paragraph 3 of the U.S. Bank Stipulation must be delivered to the counsel for the Plan Trustee and not to counsel for the Debtor or the Committee.  Further, only the Plan Trustee will have post-confirmation standing to challenge a proposed Chargeback, offset or expense reimbursement by U.S. Bank in accordance with the U.S. Bank Stipulation.

(b)           Within ten (10) days after the Effective Date, U.S. Bank shall pay to the Plan Trustee (for the benefit of the Plan Trust) fifty percent (50%) of the Deposit (as defined in the U.S. Bank Stipulation), and retain the balance of the Deposit for future credit card Chargebacks and reimbursement of expenses in accordance with the U.S. Bank Stipulation.  On or before 180 days after the Effective Date, U.S. Bank shall pay to the Plan Trustee fifty percent (50%) of the then-existing Deposit.  U.S. Bank shall pay the balance of the Deposit to the Plan Trustee on or before 360 days after the Effective Date.

Nothing in this Confirmation Order or in the Plan constitutes an assumption of the Processing Agreement or any executory contract between the Debtor and U.S. Bank.

43.           Nothing in the Plan or this Order shall enjoin or preclude the United States and its agencies from pursuing any police or regulatory action against the Debtor, to the extent such police and regulatory powers are not stayed under the Bankruptcy Code (including 11 U.S.C. § 362).

44.           Notwithstanding any contrary provision in the Plan or this Order, the United States and its agencies shall not be barred or enjoined from exercising any valid right of setoff or recoupment (including with respect to any postpetition amounts the United States may owe to the Debtor against any postpetition amounts the Debtor may owe to the United States) to the extent allowed under the Bankruptcy Code; provided, however, such Governmental Units shall exercise such setoff rights only pursuant to an agreement with the Debtor or Plan Trustee or pursuant to a Final Order entered by the Court after notice and a hearing.  Nothing herein shall constitute a waiver of the Debtor’s right to (a) seek a determination regarding the allowability of, or otherwise challenge, any claim of the United States and its agencies underlying any alleged setoff or recoupment right and (b) object to or otherwise challenge the validity and enforceability of any alleged setoff or recoupment right.

45.           Notwithstanding any contrary provision in the Plan or this Order, Claims for penalties asserted by the United States or its agencies shall not automatically constitute a

Subordinated Claim under the Plan; provided, however, that nothing herein shall constitute a waiver of the Debtor’s right to seek a determination that any such penalty claim constitutes a Subordinated Claim (a) pursuant to a contract or agreement or (b) under any applicable provision of the Bankruptcy Code, including 11 U.S.C. § 510, or other applicable law.

46.           The discharge provisions in Section 8.1 of the Plan shall not operate to discharge any Claims and causes of action held by the United States or its agencies arising after the Confirmation Date.

47.           The release provision in Section 8.2(e) of the Plan shall not apply to any claims or causes of action of the United States and its agencies against the specified released parties.

48.           Notwithstanding any contrary provision in the Plan or this Order, the Order (I) Authorizing, But Not Directing, the Debtor to Pay Certain Prepetition Wages, Compensation, Reimbursements and Benefits and (II) Authorizing and Directing Applicable Banks and Other Financial Institutions to Process, and Pay All Checks Presented for Payment and to Honor All Fund Transfer Requests Made by the Debtor Relating to the Foregoing (Docket No. 97) entered in the Bankruptcy Case shall remain in full force and effect after the Effective Date, and the relief granted therein shall inure to the benefit of the Plan Trustee.

49.           Notwithstanding any contrary provision in the Plan or this Order, any and all Executory Contracts between the Debtor and the City of Phoenix are deemed rejected as of the Effective Date.  The City of Phoenix is granted an Allowed Class 4 General Unsecured Claim in the amount of $5,200 on account of the rejection of any and all Executory Contracts between the Debtor and the City of Phoenix.  The City of Phoenix is not entitled to any Administrative Claim against the Debtor, whether arising under any Executory Contract or otherwise, and any such Administrative Claims are disallowed.

50.           For the avoidance of any doubt, the Plan Trustee shall pay, pursuant to Section 3.3 of the Plan, each Allowed Administrative Claim (except Professional Compensation Claims) arising through the Confirmation Date in Cash in an amount equal to the allowed amount of such Claim.

51.           Notwithstanding any contrary provision in the Plan or this Order, the Plan Trustee shall pay Allowed Administrative Expense Claims pursuant to Section 3.3 of the Plan (as supplemented in paragraph 50 of this Order) and Allowed Class 1.2 Priority Unsecured Non-Tax Claims pursuant to Section 4.2 of the Plan, in each case, on the later of (a) ten days after the Effective Date or (b) ten days after the date such Claim becomes Allowed.

52.           The Court shall retain full jurisdiction of the Bankruptcy Case and Estate Property until entry of a final decree, at which time the Court shall retain jurisdiction over this Bankruptcy Case to the fullest extent possible pursuant to 28 U.S.C. § 1334 and the provisions of the Plan.

53.           Pursuant to 11 U.S.C. §§ 1123(a) and 1142(a), the provisions of this Order, the Plan, the Plan Trust Agreement, the Unsecured Creditor Trust Agreement, the Purchase Agreement, and all other agreements and documents executed and delivered pursuant to the Plan shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

54.           If any or all of the provisions of this Order are hereafter reversed, modified, or vacated by subsequent order of this Court or any other court, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan before the Debtor’s, the Plan Trustee’s and the Unsecured Creditor Trustee’s receipt of written notice of any such order; nor shall such reversal, modification, or vacatur of this Order affect the validity or enforceability of such act or obligation.  Notwithstanding any such reversal, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order before the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Order, the Plan, and all documents, instruments and agreements related thereto or any amendments or modifications thereto.

###

Requested:

Terry E. Hall (#22041-49)

Baker & Daniels, LLP

300 N. Meridian Street, Suite 2700

Indianapolis, Indiana 46204

Telephone:  (317) 237-0300

Facsimile:  (317) 237-1000

terry.hall@bakerd.com

Distribution:

Service List